April 24, 1995



Equitable Variable Life Insurance Company
787 Seventh Avenue
New York, New York 10019


       This opinion is furnished in connection with the Registration Statement on Form S-6, File No. 33-38594 ("Registration Statement") of Separate Account FP ("Separate Account FP") of Equitable Variable Life Insurance Company ("Equitable Variable") covering an indefinite number of units of interest in Separate Account FP under Champion 2000 (TM) (policy form no. 90-400), individual modified premium variable whole life insurance policies ("Policies"). Net premiums received under the Policies may be allocated to Separate Account FP as described in the Prospectus included in the Registration Statement.

       I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the prospectus. In my opinion:

       1. The Illustrations of Policy Account and Cash Surrender Values Based on Historical Investment Results and the Illustrations of Policy Benefits in the prospectus supplement dated May 1, 1995 (the "Illustrations") are consistent with the provisions of the Policies. The assumptions upon which these Illustrations are based, including the current cost of insurance and expense charges, are stated in the prospectus supplement and are reasonable. The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of Policies for non-smoker standard risk males age 40 than to prospective purchasers of Policies for males at other ages or in other underwriting classes or for females. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

       I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Accounting and Actuarial Experts" in the prospectus supplement.


                                             Very truly yours,




                                             /s/ Barbara Fraser
                                             ------------------
                                                 Barbara Fraser,
                                                 F.S.A., M.A.A.A.
                                                 Vice President
                                                 The Equitable Life Assurance
                                                 Society of the United States






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